UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2016

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Wyman Street, Suite 250 Waltham, MA		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 928-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On August 14, 2016, the Board of Directors of Chiasma, Inc. (the “Company”) approved a further reduction of its workforce by approximately 44% to lower its operating expenses and extend its cash runway. This action follows the Company’s announcement of a corporate restructuring plan in June 2016, which included an initial workforce reduction composed primarily of the Company’s commercial personnel. This action is expected to be substantially complete in the current quarter, and when combined with the Company’s previous restructuring plan, will result in a reduction to the Company’s workforce of more than 60% since May 1, 2016. The Company expects to realize more than $7.0 million in annualized payroll and related expense savings as a result of these combined actions. The Company intends to focus its resources on the continued development of Mycapssa (octreotide) capsules for the maintenance treatment of adult patients with acromegaly.

As a result of this additional reduction in force, the Company estimates that it will incur aggregate charges of approximately $0.8 million to $1.0 million for one-time severance and related costs in the third quarter of 2016, which charges are expected to result in cash expenditures that will be substantially complete by the end of the first quarter of 2017. The charges the Company expects to incur in connection with this additional force reduction are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, this additional reduction in force.

Item 5.02	Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 14, 2016, the Company adopted a retention plan, effective immediately (the “Retention Plan”), to provide cash retention payments to all remaining employees of the Company in order to induce such employees to remain employed by the Company through December 31, 2016 (the “Retention Date”). Any employee who participates in the Retention Plan and (i) remains continuously employed by the Company through the Retention Date or (ii) has been terminated by the Company other than for cause (as defined in the applicable employment agreement or, if no such employment agreement exists, as determined by the Company in good faith) prior to the Retention Date, shall be paid a lump-sum cash payment equal to 100% of his/her target bonus for 2016. If such employee terminates service for any reason other than termination of employment by the Company without cause prior to the Retention Date, no such payments shall be made. The retention payments are expected to be made in January 2017.

Mark Leuchtenberger, the Company’s President and Chief Executive Officer, and Mark J. Fitzpatrick, the Company’s Chief Financial Officer, will participate in the Retention Plan. Provided they meet the conditions to payment described above, they will receive payments equal to $315,000 and $140,000, respectively, thereunder.

Item 8.01	Other Events.

On August 16, 2016, the Company issued a press release announcing the reduction in force and other related matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporate by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

Number	Description

99.1	Press Release of Chiasma, Inc. dated August 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2016	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
Chief Financial Officer and Treasurer